Exhibit 10.1
LEASE TERMINATION AGREEMENT
     THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of December 23, 2008 by and between HAYDEN FERRY LAKESIDE, LLC, an Arizona limited liability company (“Lessor”) and RENEGY HOLDINGS, INC., a Delaware corporation (“Lessee”). All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Lease (as defined below).
RECITALS
     WHEREAS, Lessor and Lessee are parties to that certain Office Lease dated January 17, 2008, as subsequently amended (the “Lease”), whereby Lessor leases to Lessee, and Lessee leases from Lessor, certain Premises including approximately 7,824 rentable square feet of space formerly designated as Suite 1101 of that certain office building more commonly known as Hayden Ferry Lakeside – Phase II, 60 East Rio Salado Parkway, Tempe, Arizona 85281, as more particularly described in the Lease;
     WHEREAS, Lessor and Lessee desire to terminate the Lease and the leasing relationship set forth therein upon the terms and conditions set forth herein; and
     WHERAS, pursuant to the Lease, Lessee delivered a Security Deposit upon execution thereof in the amount of $144,744.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
     1. Termination of Lease. Lessor and Lessee each hereby agree that the Lease shall be terminated effective as of December 31, 2008 (the “Lease Termination Date”), and neither party shall have any liabilities, rights, duties or obligations as to the other party (or its successors and assigns) under or in connection with the Lease from and after the Lease Termination Date except as otherwise provided by this Agreement.
     2. Surrender. On the Lease Termination Date, Lessee will vacate and surrender possession of the Premises to Lessor in the condition required of Lessee under the Lease and deliver all keys to the Premises to Lessor; provided, however, that Lessee shall be granted access to the Premises, consistent with Lessee’s current access rights under the Lease, between January 1, 2009 and January 16, 2009 primarily for the purpose of removing from the Premises property that is not part of the property set forth on Exhibit A hereto. Lessor and Lessee shall conduct a “move-out inspection” of the Premises prior to the Lease Termination Date.
     3. Lease Termination Payment. In consideration for Lessor agreeing to terminate the Lease prior to the expiration of the term of the Lease as provided for therein:

(a)	Lessor shall be entitled to retain the Security Deposit;

(b)	Lessee shall pay to Lessor the sum of $56,724, provided, however, that if Lessor is able to re-let the Premesis on or before September 30th 2009, Lessor shall, within thirty (30) days of re-letting the Premises, pay to Lessee an amount equal to the base rent, if any, paid to Lessor under a new lease in each of July, August and September 2009 (each, the “Monthly Refund Amount”) not to exceed the amount that would have otherwise been owed by Lesee to Lessor under the Lease during the same period that rent is collected under a new lease.

(c)	Lessee shall transfer and convey to Lessor full right and title, free and clear of all liens, the property described on Exhibit A hereto.
     4. Performance Through Lease Termination Date: Each of Lessee and Lessor expressly understands and agrees that it shall be obligated to fully comply with all terms and conditions of and to perform all of its respective obligations under the Lease through and until the Lease Termination Date.
     5. Termination of Specified Lease Obligations: Following the Lease Termination Date, neither Lessor nor Lessee nor any of their respective successors or assigns shall have any further rights or obligations thereunder except as provided in this Agreement.
     6. Lessor’s Efforts to Relet Premises. Commencing as of the date hereof, Lessor shall use its best efforts to relet the Premises, as contemplated by Section 3 above, as soon as practicable following the Lease Termination Date.
     7. Miscellaneous: This Agreement can be amended only by an amendment in writing signed by all the parties, and any term herein can be waived only by a written waiver signed by the party against whom such waiver is to be asserted. This Agreement is intended to be the final expression of the parties’ agreement and supersedes any and all prior restrictions, promises, representations, warranties, agreements, understandings and undertakings between the parties with respect to the within subject matter. There are no restrictions, promises, representations, warranties, agreements, understandings or undertakings with respect to such subject matter other than those set forth or referred to herein. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles. This Agreement may be executed in any number of counterparts, all of which together shall be deemed to constitute one instrument, and each of which shall be deemed and original. Time is of the essence in this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute, this Agreement as of the date and year first above written.

LESSOR:	LESSEE:

Hayden Ferry Lakeside, LLC:	Renegy Holdings, Inc.:

By: /s/ Yukinari Shiraishi	By: /s/ Hugh Smith

Title: Vice President	Title: President and COO